Exhibit 10.3

FORM OF

OMNIBUS AGREEMENT

by and among

HOWARD MIDSTREAM ENERGY PARTNERS, LLC

HEP SERVICES, LLC

HOWARD MIDSTREAM GP, LLC

HOWARD MIDSTREAM PARTNERS, LP

HOWARD MIDSTREAM OPERATING, LLC

HOWARD MIDSTREAM OPCO GP, LLC

and

HOWARD MIDSTREAM OPCO, LP

dated as of

[●], 2017

i

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and among HOWARD MIDSTREAM ENERGY PARTNERS, LLC, a Delaware limited liability company (“HEP”), HOWARD MIDSTREAM GP, LLC, a Delaware limited liability company (the “General Partner”), HOWARD MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), HOWARD MIDSTREAM OPERATING, LLC, a Delaware limited liability company (the “Operating Company”), HOWARD MIDSTREAM OPCO GP, LLC, a Delaware limited liability company (“OpCo GP”), HOWARD MIDSTREAM OPCO, LP, a Delaware limited partnership (“OpCo”) and HEP SERVICES, LLC, a Delaware limited liability company (“HEP Services”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

1. Capitalized terms used in this Agreement are defined in Article I.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to (i) the amount to be paid by the Partnership for general and administrative services relating to operating the Partnership’s business to be performed by HEP and its Affiliates (including the General Partner) for and on behalf of the Partnership Group and (ii) the reimbursement of expenses incurred by HEP and its Affiliates on behalf of the Partnership Group.

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership’s right of first refusal to purchase the ROFR Assets.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” is defined in Section 4.2(a).

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control With, such Person.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assets” means (a) the Interests and (b) the Partnership Assets.

“Closing Date” means [●], 2017.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, designs, inventions, processes, procedures, formulas, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the Receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the Receiving Party as contemplated under this Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the date hereof, by and among HEP, PIP5 Skyline, LLC, the General Partner, the Partnership, the Operating Company, OpCo GP and OpCo, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Deductible” is defined in Section 2.4(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Disclosing Party” is defined in Section 5.1(a).

“Disposition Notice” is defined in Section 4.2(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment (including air, surface and subsurface land or waters) or workplace health or safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling or release of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, order, franchise, plan, exemption, decree, agreement, right or other consent, exemption, variance or other authorization granted by, or subject to approval by, any Governmental Authority, including those required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“First ROFR Acceptance Deadline” is defined in Section 4.2(a).

“Formation Transactions” means the transactions described on Schedule C.

“General and Administrative Services” is defined in Section 3.1(a).

“General Partner” is defined in the Preamble.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” means any member of the Partnership Group.

“Hazardous Substance” means (a) any materials, waste, or other substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, including any mixture or solution thereof, and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“HEP” is defined in the Preamble.

“HEP Group” means, collectively, HEP and each of its Subsidiaries that is not also a Group Member.

“HEP Group Member” means any member of the HEP Group.

“HEP Services” is defined in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Interests” means the equity interests in the entities being conveyed, contributed or otherwise transferred to any Group Member pursuant to the Contribution Agreement.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 5.2(b).

“Offer Price” is defined in Section 4.2(a).

“OpCo” is defined in the Preamble.

“OpCo GP” is defined in the Preamble.

“Operating Company” is defined in the Preamble.

“Partnership” is defined in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership Assets” means all assets owned by, leased by or necessary for the operation of the business, properties or assets of any Group Member as of the Closing Date.

“Partnership Change of Control” means HEP ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or any other entity.

“Proposed Transferee” is defined in Section 4.2(a).

“Receiving Party” is defined in Section 5.1(a).

“Representative” is defined in Section 5.1(a).

“Retained Assets” means any assets, or portions thereof, owned by any member of the HEP Group that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement.

“ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable.

“ROFR Assets” is defined in Section 4.1(a).

“ROFR Governmental Approval Deadline” is defined in Section 4.2(c).

“ROFR Response” is defined in Section 4.2(a).

“Sale Assets” is defined in Section 4.2(a).

“Second ROFR Acceptance Deadline” is defined in Section 4.2(a).

“Subsidiary” is defined in the Partnership Agreement.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes such Party’s successors and permitted assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

INDEMNIFICATION

2.1 HEP Indemnification. To the fullest extent permitted by law, HEP shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(a) the consummation of the transactions contemplated by the Contribution Agreement;

(b) the use, ownership or operation of the Assets to the extent and only to the extent occurring on or prior to the Closing Date, including, for the avoidance of doubt, any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence or release of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (ii) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws;

(c) the Retained Assets, whether occurring before, on or after the Closing Date;

(d) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the Formation Transactions occurring prior to the Closing Date and the consummation of the transactions contemplated by the Contribution Agreement;

(e) the failure of such Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the Assets as of the Closing Date to the extent and only to the extent such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date;

(f) the failure of such Group Member to have the consents, licenses, permits or approvals necessary to allow such Group Member to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date; and

(g) [the matters listed on Schedule A.]1

2.2 Partnership Group Assumption and Indemnification. To the fullest extent permitted by law, the Partnership Group shall indemnify, defend and hold harmless the HEP Group from and against any Losses suffered or incurred by any HEP Group Member by reason of or arising out of events and conditions to the extent associated with the use, ownership or operation of the Assets to the extent and only to the extent occurring after the Closing Date, including, for the avoidance of doubt, any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence or release of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (ii) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws, in each case to the extent not prohibited under the Partnership Agreement.

[1]	Schedule A will include any matters known at the time of closing for which the MLP will seek indemnification (e.g. litigation matters).

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims (provided, that the Indemnified Party has an opportunity to review the use of its name and does not reasonably object to such use), the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4 Limitations Regarding Indemnification.

(a) HEP shall not be obligated to indemnify, defend and hold harmless any Group Member under this Agreement until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Losses exceeds $500,000 (the “Deductible”), at which time HEP shall be obligated to indemnify the Partnership Group for the amount of such Losses in excess of the Deductible.

(b) The Partnership Group shall not be obligated to indemnify, defend and hold harmless any HEP Group Member under Section 2.2 of this Agreement until such time as the total aggregate amount of Losses incurred by the HEP Group for such Losses exceeds the Deductible, at which time the Partnership Group shall be obligated to indemnify the HEP Group for the amount of such Losses in excess of the Deductible.

(c) For the avoidance of doubt, (i) there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II and (ii) the Partnership Group’s indemnification obligation under this Agreement shall be reduced on a dollar for dollar basis pro rata relative to HEP’s direct or indirect ownership interest in a Group Member that owns or leases or otherwise controls the Assets with respect to which an indemnification obligation for Losses exists.

(d) The indemnities set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.1(e) and Section 2.1(f) shall terminate on the third anniversary of the Closing Date. The indemnities set forth in Section 2.1(g) shall terminate on the fourth anniversary of the Closing Date. The indemnities set forth in Section 2.2 shall survive the Closing without time limit, to the fullest extent permitted by law. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 2.1 prior to the date of termination for such indemnity.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

2.5 Express Negligence. TO THE FULLEST EXTENT PERMITTED BY LAW, THE INDEMNIFICATION, RELEASE, ASSUMPTION AND WAIVER PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION ARISE AS A RESULT OF THE STRICT LIABILITY OR NEGLIGENCE (JOINT, SEVERAL, ACTIVE, PASSIVE, SOLE OR CONCURRENT) OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

2.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, to the fullest extent permitted by law, Section 2.1 and Section 2.2 contain the Parties’ exclusive remedy against each other with respect to breaches of the covenants of the Parties set forth in Article II. Except for (a) the remedies contained in Section 2.1 and Section 2.2, (b) any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article II and (c) the remedies available at law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby (including pursuant to the Contribution Agreement), from and after the Closing Date, to the fullest extent permitted by law, each of the Parties releases, remises and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all claims for Losses available at law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE III

SERVICES; REIMBURSEMENT

3.1 General and Administrative Services.

(a) HEP agrees to provide, and agrees to cause its Affiliates, including HEP Services, to provide, to the General Partner, for the Partnership Group’s benefit, the general and administrative services that have been traditionally provided in connection with the ownership and operation of the Assets, which consist of the services set forth on Schedule B (the “General and Administrative Services”).

(b) Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be received by the General Partner, for the benefit of the Partnership Group, at the General Partner’s principal place of business.

(c) The Parties acknowledge that the costs and expenses of the General and Administrative Services will be allocated among the Group Members (which, for the avoidance of doubt, includes OpCo and each Subsidiary of OpCo) in good faith using a reasonable allocation methodology as determined by HEP.

3.2 Administrative Fee.

(a) As consideration for HEP’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to HEP an annual fee that will reflect the costs incurred by HEP and its Affiliates in providing such General and Administrative Services (other than those costs for which HEP and its Affiliates are entitled to reimbursement pursuant to Section 3.3), as determined in good faith by HEP in accordance with Schedule B (the “Administrative Fee”). The Parties acknowledge and agree that it is the intent of the Parties that the General and Administrative Services be provided based on an arm’s-length standard and that the Administrative Fee is intended to reflect such standard. For the avoidance of doubt, the Parties further acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by HEP and its Affiliates to the Partnership Group, as well as any third-party costs actually incurred by HEP and its Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which HEP and its Affiliates are entitled to reimbursement pursuant to Section 3.3), including the following:

(i) the compensation and employee benefits (other than unit-based compensation) of employees of HEP or its Affiliates, including HEP Services (and any employment, payroll or similar taxes related thereto), to the extent, but only to the extent, such employees perform General and Administrative Services for the Partnership Group’s benefit. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits (and any withholding or payroll taxes related thereto) are intended to be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group or pursuant to such other reasonable allocation methodology as HEP may determine;

(ii) any expenses incurred or payments made by HEP or its Affiliates on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group; and

(iii) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the General and Administrative Services provided by HEP and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) The Parties acknowledge and agree that the Administrative Fee may change each calendar year or upon the occurrence of a material contribution, acquisition or disposition to or by the Partnership Group, in each case, as determined by HEP in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group by HEP, or to accurately reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to HEP and its Affiliates or the Partnership Group, including any interpretation of such laws, rules or regulations.

(c) The Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month during the term of this Agreement, the HEP Group will submit to the Partnership Group an invoice of the amounts due for such month for the Administrative Fee.

(ii) The Partnership Group will pay the Administrative Fee within 10 days after the receipt of the invoice therefor. The Partnership Group shall not offset any amounts owing to it by HEP or any of its Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of General and Administrative Expenses. In addition to the Administrative Fee payable under Section 3.2, the Partnership Group will reimburse HEP and its Affiliates on a monthly basis for any additional out-of-pocket costs and expenses actually incurred by HEP and its Affiliates in providing the General and Administrative Services, as well as any other out-of-pocket expenses incurred on behalf of the Partnership Group, including any employment, payroll or similar taxes paid by HEP and its Affiliates in connection with any long-term incentive plan (or similar compensation plan) of the General Partner or the Partnership Group. The HEP Group shall invoice the Partnership Group for reimbursable costs and expenses within three months of incurrence and each invoice will contain reasonably satisfactory support of such amounts and such other supporting detail as the General Partner may reasonably require.

ARTICLE IV

RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal to Purchase Certain Assets.

(a) HEP hereby grants to the Partnership a right of first refusal for a period of seven years from the Closing Date on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another HEP Group Member) of a portion or all of (i) HEP’s [●]% limited partner interest in OpCo or (ii) HEP’s interest in those certain assets set forth on Schedule D (collectively, the “ROFR Assets”). The Parties acknowledge and agree that nothing in this Article IV shall prevent or restrict the Transfer of the capital stock, equity or ownership interests or other securities of the General Partner or the Partnership.

(b) The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Article IV are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets; provided, however, that HEP represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership pursuant to this Article IV with respect to any ROFR Asset.

(c) The Partnership shall have the right, in its sole discretion, to assign its rights under this Article IV to any Group Member.

4.2 Procedures for Transfer of ROFR Assets.

(a) In the event HEP proposes to Transfer any of the ROFR Assets (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another HEP Group Member) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then HEP shall, prior to entering into any such Acquisition Proposal, first give notice in writing to the Partnership (a “Disposition Notice”) of HEP’s intention to enter into such Acquisition Proposal. The Disposition Notice shall include any material terms, conditions and details as would be necessary for the Partnership to determine whether to exercise its right of first refusal with respect to the

Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquiror (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the Partnership to reasonably determine the fair market value of such non-cash consideration, HEP’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to HEP. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event the Partnership and HEP are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, the Partnership will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to HEP within 60 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event the Partnership and HEP are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, the Partnership shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 4.2(a) in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by the Partnership prior to the First ROFR Acceptance Deadline, then the Partnership shall be deemed to have waived its right of first refusal with respect to such Sale Asset, except to the extent reinstated as provided in Section 4.2(d). In the event (i) the Partnership’s determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by HEP in the Disposition Notice and (ii) the Partnership and HEP are unable to mutually agree upon the fair market value of such non-cash consideration within 60 days after the Partnership notifies HEP of its determination thereof, HEP and the Partnership will engage a mutually agreed upon, nationally recognized investment banking firm or other mutually acceptable qualified appraiser to determine the fair market value of the non-cash consideration. The investment banking firm or appraiser will determine the fair market value of the non-cash consideration within 30 days of its engagement and furnish the Partnership and HEP with its determination. The fees of the investment banking firm or appraiser will be split equally between the Partnership and HEP. Once the investment banking firm or appraiser has submitted its determination of the fair market value of the non-cash consideration, the Partnership will provide a ROFR Response to HEP within 30 days after the investment banking firm or appraiser has submitted its determination (the “Second ROFR Acceptance Deadline”). If no ROFR Response is delivered by the Partnership prior to the Second ROFR Acceptance Deadline, then the Partnership shall be deemed to have waived its right of first refusal with respect to such Sale Asset, except to the extent reinstated as provided in Section 4.2(d).

(b) If the Partnership elects in a ROFR Response delivered prior to the applicable ROFR Acceptance Deadline to exercise its right of first refusal with respect to a Sale Asset, within 60 days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by HEP and HEP shall enter into an agreement with the Partnership providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between the Partnership and HEP, the terms of the purchase and sale agreement will include the following:

(i) The Partnership will agree to deliver the Offer Price in cash (unless the Partnership and HEP agree that such consideration will be paid, in whole or in part, in equity securities of the Partnership, an interest-bearing promissory note, or any combination thereof);

(ii) HEP will represent that it has title to the Sale Asset and, if applicable, that such title is sufficient to operate the Sale Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as the Partnership may approve. If the Partnership desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by the Partnership;

(iii) HEP will grant to the Partnership the right, exercisable at the Partnership’s risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as the Partnership may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Asset or interfere with the activities of HEP;

(iv) The Partnership will have the right to terminate its obligation to purchase the Sale Asset under this Article IV if the results of any title examination, survey, test or inspection under Section 4.2(b)(ii) or 4.2(b)(iii) above are, in the reasonable opinion of the Partnership, unsatisfactory;

(v) the closing date for the purchase of the Sale Asset shall occur no later than 180 days following receipt by HEP of the ROFR Response pursuant to Section 4.2(a);

(vi) HEP and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing their respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) neither the Partnership nor HEP shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 4.1(b) have not been obtained.

(c) The Partnership and HEP shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 4.2(b)(v) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then the Partnership shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter HEP shall be free to consummate the Transfer to the Proposed Transferee, subject to Section 4.2(d)(ii).

(d) If the Transfer to the Proposed Transferee (i) in the case of a Transfer other than a Transfer permitted under Section 4.2(c), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the applicable ROFR Acceptance Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, or (ii) in the case of a Transfer permitted under Section 4.2(c), is not consummated within the later of (A) 60 days after the ROFR Governmental Approval Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and HEP may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article IV if and to the extent then applicable.

ARTICLE V

MISCELLANEOUS

5.1 Confidentiality.

(a) From and after the Closing Date, each Party (each, a “Receiving Party”) in possession of another Party’s (each, a “Disclosing Party”) Confidential Information shall (i) hold, and shall cause its Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (each, a “Representative” and, collectively, “Representatives”) to hold, all Confidential Information of each Disclosing Party in strict confidence, with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (ii) not use such Confidential Information, except as expressly permitted by such Disclosing Party and (iii) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any Losses resulting from a breach of this Section 5.1 by any of its Representatives.

(b) Notwithstanding Section 5.1(a), if a Receiving Party becomes legally compelled or obligated to disclose Confidential Information of a Disclosing Party by a Governmental Authority or applicable law, or is required to disclose such Confidential Information pursuant to the listing standards of any applicable national securities exchange on which the Receiving Party’s securities are listed or quoted, the Receiving Party shall promptly advise, to the fullest extent permitted by law, the Disclosing Party of such requirement or obligation to disclose Confidential Information as soon as the Receiving Party becomes aware that such a requirement to disclose might become effective in order that, where possible in accordance with applicable law, the Disclosing Party may seek a protective order or such other remedy as the Disclosing Party may consider appropriate in the circumstances. The Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that it is required or obligated to disclose and, to the fullest extent permitted by law, shall cooperate with the Disclosing Party in allowing the Disclosing Party to seek such protective order or other relief.

(c) Each Party acknowledges that a Disclosing Party would not have an adequate remedy at law for the breach by a Receiving Party of any one or more of the covenants contained in this Section 5.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 5.1 and to seek to enforce specifically the terms and provisions of this Section 5.1. Notwithstanding any other provision hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 shall survive the termination of this Agreement for a period of two years.

5.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 5.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in San Antonio, Texas unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 5.2 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 5.2. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

5.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by (a) e-mail, (b) United States mail, addressed to the Person to be notified, postage prepaid and registered or certified with return receipt requested, (c) delivering such notice in person or (d) facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

If to any Group Member:

Howard Midstream Partners, LP

c/o Howard Midstream Partners GP, LLC, its general partner

16211 La Cantera Parkway, Suite 202

San Antonio, TX 78256

Attention: General Counsel

Facsimile: (210) 298-2222

E-mail: bbraden@howardep.com

If to any HEP Group Member:

Howard Midstream Energy Partners, LLC

16211 La Cantera Parkway, Suite 202

San Antonio, TX 78256

Attention: General Counsel

Facsimile: (210) 298-2222

E-mail: bbraden@howardep.com

5.4 Entire Agreement. This Agreement and the Contribution Agreement constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by HEP or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the mutual agreement of all the Parties. Each such agreement shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the General Partner and any Group Member may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. To the fullest extent permitted by law, delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) (or similar electronic format) shall be effective as delivery of a manually executed counterpart hereof.

5.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a Governmental Authority of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

HEP:

HOWARD MIDSTREAM ENERGY PARTNERS, LLC

By:

Name: Title:

PARTNERSHIP:

HOWARD MIDSTREAM PARTNERS, LP

By: Howard Midstream GP, LLC, its general partner

By:

Name: Title:

OPCO:

HOWARD MIDSTREAM OPCO, LP

By: Howard Midstream OpCo GP, LLC, its general partner

By:

Name: Title:

HEP SERVICES, LLC

By:

Name: Title:

GENERAL PARTNER:

HOWARD MIDSTREAM GP, LLC

By:

Name: Title:

OPERATING COMPANY:

HOWARD MIDSTREAM OPERATING, LLC

By:

Name: Title:

OPCO GP:

HOWARD MIDSTREAM OPCO GP, LLC

By:

Name: Title:

[Signature Page to Omnibus Agreement]